Exhibit 99.1

SECOND AMENDMENT TO

COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN CURIS AND GENENTECH

This Second Amendment (the “Amendment”), effective as of April 11, 2005 (the “Amendment Date”), is made by and between Curis, Inc., a Delaware corporation (“Curis”), with offices at 61 Moulton Street, Cambridge, Massachusetts 02138, on behalf of itself and its Affiliates, and Genentech, Inc., a Delaware corporation (“Genentech”), with offices at 1 DNA Way, South San Francisco, California 94080. Curis and Genentech may each be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire to make certain changes to the Collaborative Research, Development and License Agreement entered into between the Parties on June 11, 2003, as amended (the “Agreement”) as further specified in this Amendment.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Parties agree as follows:

1.	Revised Section 3.1. The following shall be added to the end of Section 3.1 of the Agreement (as amended in the First Amendment):

“During the first six (6) months of the third year of the research period, from June 12, 2005 to December 11, 2005, Curis will assign no fewer than sixteen (16) FTE’s to complete the tasks described above. The Parties agree that up to six (6) of such FTE’s assigned to the research may be Evotec OAI employees. If and to the extent that Genentech wishes to have more than six (6) of such FTE’s be Evotec OAI employees, Genentech shall be responsible for the FTE costs charged by Evotec OAI with respect to the number of Evotec OAI FTE’s in excess of six (6). Curis shall cause the Evotec OAI Agreement to be renewed until at least December 11, 2005 and during such time shall not, without the prior written consent of Genentech, amend the Evotec OAI Agreement in a manner that would diminish the rights granted to Genentech hereunder or otherwise harm Genentech’s rights or interests hereunder. At the end of this six (6) month period, Genentech, at its sole discretion, shall have the option to extend the FTE support for an additional six (6) month period from December 12, 2005 to June 11, 2006 on the same terms and conditions as outlined for the first six (6) months of the third year of the research period (including, without limitation, extension of such FTE support being contingent upon Curis causing the Evotec OAI Agreement to be renewed until at least June 11, 2006). In the event that Genentech elects to exercise its option to extend the FTE support for an additional six (6) month period, Genentech shall provide written notice of its election to extend the FTE support to Curis no later then October 1, 2005.”

2.	Amended Subsection 7.1(f). Subsection 7.1(f) of the Agreement (added in the First Amendment) shall be amended by replacing all occurrences of the date “June 11, 2005” with the date “December 11, 2005.” If Genentech, at its sole discretion, elects to extend the FTE support for an additional six (6) month period (i.e., the period running from December 12, 2005 to June 11, 2006), all such references shall be automatically replaced with the date “June 11, 2006.”

3.	New Section 8.10. The following section shall be added as a new Section 8.10 of the Agreement:

“8.10 Funding and Payment for Third Year of Research Program.

(a) FTE Funding for Third Year of Research Program.

For the first six (6) months of the third year of the Research Program (i.e., the period running from June 12, 2005 to December 11, 2005), Genentech shall reimburse Curis for those Curis FTE’s working on the Research Program at the rate of two hundred fifty thousand dollars ($250,000) per FTE per year, up to a maximum staffing level equivalent to sixteen (16) FTE’s, for a maximum reimbursement of two million dollars ($2,000,000). Subject to the limitations noted in Section 3.1, Curis may, at its option, use Evotec OAI to perform portions of the work assigned to Curis in the Research Plan. Genentech shall have no obligation to reimburse Curis for any Curis FTE working on the Research Program in excess of the maximum staffing level set forth above.

If Genentech, at its sole discretion, elects to extend the FTE support for an additional six (6) month period (i.e., the period running from December 12, 2005 to June 11, 2006), Genentech shall reimburse Curis for those Curis FTE’s working on the Research Program at the rate of two hundred fifty thousand dollars ($250,000) per FTE per year, up to a maximum staffing level equivalent to sixteen (16) FTE’s, for a maximum reimbursement of two million dollars ($2,000,000). Subject to the limitations noted in Section 3.1, Curis may, at its option, use Evotec OAI to perform portions of the work assigned to Curis in the Research Plan. Genentech shall have no obligation to reimburse Curis for any Curis FTE working on the Research Program in excess of the maximum staffing level set forth above.

(b) Payment.

For the first six (6) months of the third year of the Research Program (i.e., the period running from June 12, 2005 to December 11, 2005, Genentech shall reimburse Curis for the aforementioned FTE costs (up to the maximum reimbursement) in the amount of two million dollars ($2,000,000), payable on or before December 31, 2005.

If Genentech, at its sole discretion, elects to extend the FTE support for an additional six (6) month period (i.e., the period running from December 12, 2005 to June 11, 2006), Genentech shall reimburse Curis for the aforementioned FTE costs for such additional six (6) month period of the third year of the Research Program (up to the maximum reimbursement) in the amount of two million dollars ($2,000,000), payable on or before June 30, 2006.”

4.	Interpretation. Capitalized terms shall have the meaning assigned to them in the Agreement. Except as expressly and unambiguously stated herein, no other changes are made to the Agreement. All other terms and conditions of the Agreement shall remain in full force and effect. The Agreement and this Amendment constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any prior understanding, oral or written, between the Parties with respect thereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Amendment Date.

CURIS, INC.		GENENTECH, INC.

By	/s/ Michael Gray	By	/s/ Richard H. Scheller
Name	Michael Gray	Name	Richard H. Scheller
Title	Chief Financial Officer	Title	Executive Vice President Research